UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 10, 2009

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On September 10, 2009 at the Bank of America Merrill Lynch Media, Communications & Entertainment Conference, John Killian, Executive Vice President and Chief Financial Officer of Verizon Communications Inc. (Verizon), provided an update of Verizon’s financial performance. In his presentation, he stated that:

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Verizon’s cash flow and balance sheet are strong, and Verizon recently increased its dividend for the third consecutive year, which demonstrates Verizon’s commitment to return cash to shareholders and continue to invest for future growth.

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Economic conditions continue to affect growth, particularly in Verizon’s business markets. At this time, Verizon is not planning for any economic improvements in the second half of 2009. Verizon expects that economic conditions will continue to pressure revenues and margins in the second half of 2009, particularly in its Wireline segment.

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Verizon expects the low point in its Wireline segment’s margin performance for 2009 to occur in the third quarter, with some improvement in the fourth quarter as benefits from its cost reduction initiatives begin to be realized. Verizon expects its Wireline margin to decline at least 100 basis points sequentially in the third quarter yielding a Wireline EBITDA margin in the 23% range.

—	Verizon believes that it is well-positioned to take advantage of new growth areas, in spite of the secular changes driving line losses and the cyclical effects of the economy:
o	Verizon believes it is achievable to add one million or more wireless customers per quarter for the next several quarters.
o	The company expects to achieve its stated Alltel cost synergy targets.
o	Verizon is targeting the addition of one million FiOS customers per year as availability for FiOS expands and we further penetrate markets.
—	Verizon expects that access line losses of approximately 10% per year will continue.
—	Verizon expects greater cash flow from operations in the second half of 2009 compared to the first half of 2009.
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Verizon reiterates its estimate that 2009 capital expenditures, excluding Alltel-related spending, will be at least $500 million less than its 2008 total of $17.2 billion. Including Alltel-related capital spending, 2009 capital expenditures are targeted to be in the range of $17.4 billion to $17.8 billion. In addition, Verizon expects to continue to reduce capital spending as a percentage of revenue and to reduce capital spending in absolute terms in 2011.

—	Verizon expects to reduce its overall leverage ratio from 1.8 times to about 1.3 times over the next several years.
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Verizon estimates that the overlap wireless properties it is selling, which encompass 105 markets and approximately 2.3 million customers, will impact annual earnings from continuing operations before special items by up to 6 cents per share after the completion of the transactions. (Earnings from continuing operations before special items eliminate items of revenues, expenses, gains and losses primarily as a result of their non-operational and/or non-recurring nature.)

The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

NOTE: This report contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’s business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: September 11, 2009	/s/ Robert J. Barish
Robert J. Barish
Senior Vice President and Controller